Exhibit 1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-162660) of Chevron Corporation filed with the Securities and Exchange Commission, pertaining to the Western Wage Agreements 401(k) Plan of Chevron Mining Inc. of our report dated June 19, 2012, with respect to the financial statements and supplemental schedules of CMI Western Wage Agreements 401(k) Plan included in the Annual Report (Form 11-K) as of December 31, 2011 and for the year then ended.

/s/ Morris, Davis & Chan LLP

Oakland, California

June 19, 2012